Exhibit F

Execution Version

SILVER POINT FINANCE, LLC Two Greenwich Plaza, Suite 1 Greenwich, CT 06830	FORTRESS CREDIT CORP. 1345 Avenue of the Americas, 46th Floor New York, NY 10105

CONFIDENTIAL

February 12, 2024

Ozark Holdings LLC

c/o Mariposa Capital LLC

500 South Pointe Drive, Suite 240

Miami Beach, FL 33139

Attention: Desiree DeStefano

Project Domino

Incremental Term Loan Facility Commitment Letter

Ladies and Gentlemen:

Reference is made to that certain Senior Secured Credit Agreement, dated as of July 1, 2016, among OZARK HOLDINGS LLC, a Delaware limited liability company (the “Borrower” or “you”), SABABA HOLDINGS LLC, a Delaware limited liability company (“Holdings”), the other Guarantors party thereto from time to time, the lenders party thereto from time to time and BARCLAYS BANK PLC, as Administrative Agent, an L/C Issuer, Swingline Lender and Collateral Agent (the “Administrative Agent”) (as amended, restated, amended and restated, supplemented or otherwise modified from time to time to, but not including, the date hereof, the “Credit Agreement”).

You have advised Silver Point Finance, LLC (acting directly or indirectly through its parent or one or more of its direct or indirect affiliates, managed funds or accounts) (“SPC”) and Fortress Credit Corp., on behalf of itself and/or as agent on behalf of one or more funds or accounts managed by affiliates of Fortress Credit Corp. (“Fortress”, and together with SPC, the “Commitment Parties”, “we” and “us”) that the Borrower intends to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein are used with the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”) or the Credit Agreement, as the context may require. This commitment letter, together with the Transaction Description, the Term Sheet and the Summary of Conditions attached hereto as Exhibit C, collectively, constitute the “Commitment Letter”.

1. Commitments, Titles and Roles.

In connection with the Transactions, (a) SPC is pleased to advise you of its commitment to provide up to 60% of the Incremental Term Loan Facility and (b) Fortress (together with SPC, the “Initial Incremental Lenders”) is pleased to advise you of its commitment to provide up to 40% of the Incremental Term Loan Facility, in each case, upon the terms and subject to the conditions expressly set forth in this Commitment Letter. The commitments of the Initial Incremental Lenders hereunder are several, and not joint.

It is agreed that SPC and Fortress will act as joint lead arrangers and joint bookrunners (in such capacity, each a “Lead Arranger” and collectively, the “Lead Arrangers”, it being understood and agreed that any reference herein to the “Commitment Parties”, “we” or “us” shall also include SPC and Fortress in their capacity as Lead Arrangers) for the Incremental Term Loan Facility. It is further agreed that SPC will have “left” placement (and will hold the roles and responsibilities conventionally understood to be associated with such placement) in any documentation used in connection with the Incremental Term Loan Facility, and any other Lead Arranger will have “right” placement in any such documentation. You agree that, in connection with the Incremental Term Loan Facility, no other agents or arrangers will be appointed and no other titles will be awarded unless you and we shall so agree.

2. Information.

You hereby represent and warrant that (with respect to such information relating to the Target prior to the Closing Date (as defined below), to your knowledge), (a) all written information, other than (i) any pro forma financial statements, forecasts and other projections delivered by you or on your behalf (the “Projections”) and (ii) forward-looking information and information of a general economic or general industry nature, that has been or will be made available to the Commitment Parties by you or any of your representatives on your behalf in connection with the transactions contemplated hereby (the “Information”), does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and (b) the Projections that have been or will be made available to us by or on behalf of you in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and at the time furnished (it being recognized by the Commitment Parties that (i) such Projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond your control and (ii) no assurance can be given that any particular financial projections will be realized, and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the funding of the Incremental Term Loan Facility (such date of funding, the “Closing Date”), you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information or Projections were being furnished and such representations and warranties in the first sentence of this paragraph were being made at such time, then you will (or, with respect to the Information and Projections relating to the Target prior to the Closing Date, will use commercially reasonably efforts to) promptly supplement the Information and the Projections so that such representations and warranties, as supplemented, are true and correct in all material respects, under those circumstances (or, in the case of Information and Projections relating to the Target prior to the Closing Date, to the best of your knowledge, such representations and warranties are true and correct in all material respects, under those circumstances) as of the Closing Date. In providing our commitment hereunder, we will be entitled to use and rely primarily on the Information and the Projections without independent verification thereof, and we do not assume responsibility for the accuracy or completeness of the Information or the Projections.

3. Fees.

As consideration for the commitments of the Initial Incremental Lenders hereunder, you agree to pay (or cause to be paid) the fees set forth in the fee letter dated the date hereof and delivered herewith with respect to the Incremental Term Loan Facility (the “Fee Letter”), if and to the extent due and payable. Once paid, such fees shall not be refundable except as otherwise set forth herein or therein or as otherwise agreed in writing by you and us.

4. Conditions.

The commitments of the Initial Incremental Lenders hereunder to fund the Incremental Term Loan Facility on the Closing Date are subject solely to the conditions set forth in Exhibit C hereto, and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the initial funding of the Incremental Term Loan Facility shall occur; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the Incremental Facilities Documentation, other than those that are expressly stated in Exhibit C to be conditions to the initial funding under the Incremental Term Loan Facility on the Closing Date.

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Incremental Facilities Documentation, the Credit Agreement or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making and accuracy of which shall be a condition to the availability of the Incremental Term Loan Facility on the Closing Date shall be (A) such of the representations and warranties made by, or with respect to, the Target in the Acquisition Agreement as are material to the interests of the Commitment Parties, but only to the extent that you or your affiliates have the right to terminate your (and/or their) obligations under the Acquisition Agreement or to decline to consummate the Acquisition in accordance with the terms of the Acquisition Agreement as a result of a breach of such representations and warranties in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (modified as necessary to include (x) the execution and delivery of the Incremental Facilities Documentation and the performance of the Incremental Facilities Documentation and the Credit Agreement and (y) a representation as to the creation, validity and perfection of the security interests granted in the Collateral to be perfected on the Closing Date and (z) a representation as to the Solvency of the Borrower and its Subsidiaries (as opposed to only Restricted Subsidiaries)) and (ii) the terms of the Incremental Facilities Documentation shall be in a form such that they do not impair the availability of the Incremental Term Loan Facility on the Closing Date if the conditions set forth in Exhibit C hereto are satisfied (or waived). This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

It is hereby understood and agreed that (i) this Commitment Letter constitutes an LCA Election under the Credit Agreement, (ii) the date of the Acquisition Agreement shall be the LCA Test Date with respect to the Incremental Term Loan Facility in accordance with Section 1.08 of the Credit Agreement and (iii) the execution of this Commitment Letter by the Borrower constitutes a certification by the Borrower that, as of the LCA Test Date with respect to the Incremental Term Loan Facility, the Incremental Term Loan Facility is permitted to be incurred under clause (b)(x) of the definition of “Permitted Incremental Amount” in the Credit Agreement.

5. Indemnification; Expenses.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the Incremental Facilities Documentation, you agree (a) to indemnify and hold harmless each Commitment Party, each of their respective affiliates, controlling persons and permitted successors and assigns and the respective directors, officers, employees, partners, advisors, agents and other representatives of each of the foregoing and their respective successors and permitted assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the transactions contemplated hereby, the Incremental Term Loan Facility, the contemplated uses of proceeds thereof, the Transactions or any related transaction or any claim, dispute, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, the Target, your or their respective equity holders, affiliates, creditors or any other person, and to reimburse each Indemnified Person within thirty (30) days of written demand for any reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending or providing evidence in or preparing to serve or serving as a witness with respect to, any of the foregoing (but limited, in the case of legal fees and expenses, to one counsel to such Indemnified Persons taken as a whole and, if reasonably necessary, one local counsel in any relevant jurisdiction and, in the case of an actual or perceived conflict of interest, one additional counsel to each group of similarly affected Indemnified Persons taken as a whole); provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from (i) the willful misconduct, bad faith or gross negligence of, or material breach of its obligations under this Commitment Letter or the Fee Letter by, such Indemnified Person (or any of its Related Indemnified Persons (as defined below)), in each case, as determined in a final, nonappealable judgment of a court of competent jurisdiction or (ii) any disputes solely among Indemnified Persons (other than any claims against any Commitment Party in its capacity as the Administrative Agent, an Initial Incremental Lender, a Lead Arranger or any similar role under the Incremental Term Loan Facility, as applicable) and not arising out of any act or omission of you, Mariposa, Target or any of your or their respective subsidiaries or affiliates and (b) whether or not the Closing Date occurs, to reimburse each Commitment Party and each of their respective affiliates for all reasonable and documented out-of-pocket expenses (including, but not limited to, reasonable and documented out-of-pocket due diligence expenses, travel expenses and reasonable and documented out-of-pocket fees, and limited, in the case of legal fees and expenses to charges and disbursements of one counsel to the Commitment Parties and, if reasonably necessary, one local counsel in any relevant jurisdiction, in each case, incurred in connection with the Incremental Term Loan Facility and any related documentation (including this Commitment Letter, the Fee Letter and the Incremental Facilities Documentation) or the administration, amendment, modification or waiver of any of the foregoing) within thirty (30) days of written demand (including documentation reasonably supporting in detail such request) (other than with respect to such fees and expenses paid on the Closing Date to the extent written demand including documentation reasonably supporting such request is provided at least two (2) business days prior to the Closing Date).

No person or entity a party hereto nor any Indemnified Person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, including, without limitation, SyndTrak, Intralinks, the internet, email or similar electronic transmission systems, in each case, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of the obligations under this Commitment Letter or the Fee Letter, as applicable, by, such person or entity (or any of its Related Indemnified Persons); provided that nothing contained in this sentence shall limit your indemnification obligations to the extent set forth herein if such damages are included in a third-party claim in connection with which such Indemnified Person is entitled to indemnification hereunder. None of the Indemnified Persons or you, Mariposa, or any of your or their respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Incremental Term Loan Facility or the transactions contemplated hereby; provided that, nothing contained in this sentence shall limit your indemnification and reimbursement obligations to the extent expressly set forth herein if such indirect, special, punitive or consequential damages are included in any third party claims in connection with which such Indemnified Person is entitled to indemnification hereunder. Each Indemnified Person agrees to refund and return any and all amounts paid by you to such Indemnified Person to the extent any of the items in clause (a)(i) or (ii) of the immediately preceding paragraph occurs.

You shall not be liable for any settlement of any Proceeding (or expenses related thereto) effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent, or if there is a judgment by a court of competent jurisdiction against an Indemnified Person in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person to the extent and in the manner set forth above. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceeding against an Indemnified Person in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person (in form and substance reasonably satisfactory to such Indemnified Person) from all liability or claims that are the subject matter of such Proceeding, (b) such settlement does not include any statement as to any admission of fault or culpability by or on behalf of such Indemnified Person and (c) contains customary confidentiality provisions with respect to the form of such settlement.

For purposes hereof, a “Related Indemnified Person” of an Indemnified Person means (1) any controlling person or controlled affiliate of such Indemnified Person, (2) the respective directors, officers, partners, members or employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (3) the respective agents or representatives of such Indemnified Person or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such Indemnified Person, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate, director, officer or employee in this sentence pertains to a controlled affiliate, director, officer or employee involved in the negotiation of this Commitment Letter, the Fee Letter and the Incremental Facilities Documentation.

6. Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that the Commitment Parties and their respective affiliates or managed funds may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you, Mariposa or the Target or your or their respective affiliates may have conflicting interests regarding the transactions described herein or otherwise. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies, except as otherwise permitted below. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Target and/or your or their respective affiliates confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter or the Fee Letter, irrespective of whether we or our respective affiliates have advised or are advising you on other matters, (b) the Commitment Parties and their respective affiliates, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part, (c) you are capable of evaluating and understanding, and you understand and accept and agree that you are responsible for making your own independent judgment with respect to, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, the Fee Letter and the Term Sheet, (d) you have been advised that the Commitment Parties and their respective affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that no Commitment Party or any of its affiliates has any obligation to disclose such interests and transactions to you and/or your affiliates by virtue of any fiduciary, advisory or agency relationship, (e) you waive, to the fullest extent permitted by law, any claims you may have against us and our respective affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we and our respective affiliates shall not have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equityholders, employees or creditors and (f) you have consulted your own legal, accounting, regulatory, investment, tax and financial advisors to the extent you have deemed appropriate and you are not relying on the Commitment Parties for such advice and no Commitment Party shall have any responsibility or liability to you with respect thereto. Any review by us of the Borrower, the Target, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of you or any of your affiliates.

You further acknowledge that information and documents relating to the Incremental Term Loan Facility may be transmitted through SyndTrak, Intralinks, the internet, e-mail or similar electronic transmission systems and that Indemnified Persons shall not be liable for any damages arising from the unauthorized use or misuse by others of information or documents transmitted in such manner, except to the extent any such damages are found in a final and non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of the obligations under this Commitment Letter or Fee Letter by, any Indemnified Persons (or any of their Related Indemnified Persons).

7. Assignments, Amendment, Governing Law, Etc.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto (and any attempted assignment without such consent shall be null and void); provided that the Initial Incremental Lenders may assign their respective commitments hereunder to (x) any of their respective Affiliates or Approved Funds or (y) subject to the prior written consent of the Borrower (not to be unreasonably withheld, delayed or conditioned), to any of their respective limited partners and/or to one or more banks, financial institutions, funds or other entities engaged in the business of holding loans or securities (in each case, other than Excluded Lenders), it being understood that (i) the Initial Incremental Lenders shall not be relieved, released or novated from their obligations hereunder (including their obligation to fund their respective portion of the Incremental Term Loan Facility on the Closing Date) in connection with any assignment or participation of the Incremental Term Loan Facility, including their commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation by any Initial Incremental Lenders shall become effective as between you and such Initial Incremental Lender with respect to all or any portion of such Initial Incremental Lender’s commitments in respect of the Incremental Term Loan Facility until the initial funding of the Incremental Term Loan Facility and (iii) unless you otherwise agree in writing, the Initial Incremental Lenders shall retain exclusive control over all rights and obligations with respect to their respective commitments in respect of the Incremental Term Loan Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). Any and all services to be provided by the Commitment Parties hereunder may be performed and any and all of our respective rights hereunder may be exercised by or through any of our respective affiliates or branches, and, in connection with the provision of such services, we may exchange with such affiliates and branches information concerning you and the Target that may be the subject of the transactions contemplated by this Commitment Letter, and to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to us hereunder and shall be subject to the confidentiality obligations imposed on us hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. The words “execution”, “signed”, “signature” and words of like import in this Commitment Letter shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration when interpreting, this Commitment Letter. Each Commitment Party may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the internet or the world wide web as we may choose, and circulate similar promotional materials after the Closing Date in the form of a case study, a “tombstone” or otherwise describing the names of you, the Target and your or their respective affiliates (or any of them), and the amount, type and closing date of such transactions, all at such Commitment Party’s expense. This Commitment Letter and the Fee Letter (i) are the only agreements that have been entered into among the parties hereto with respect to the Incremental Term Loan Facility and the transactions contemplated hereby and (ii) supersede all prior and/or contemporaneous understandings, whether written or oral, between us and you with respect to the Incremental Term Loan Facility. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER OR THE FEE LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED THAT, NOTWITHSTANDING THE SENTENCE TO WHICH THIS PROVISO APPLIES AND THE GOVERNING LAW PROVISIONS OF THIS COMMITMENT LETTER AND THE FEE LETTER, IT IS UNDERSTOOD AND AGREED THAT (A) THE INTERPRETATION OF THE DEFINITION OF COMPANY MATERIAL ADVERSE EFFECT (AND

WHETHER OR NOT A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED), (B) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU OR YOUR APPLICABLE AFFILIATE HAS THE RIGHT TO TERMINATE YOUR OR THEIR OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR TO DECLINE TO DECLINE TO CONSUMMATE THE ACQUISITION IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT AND, IN ANY CASE, CLAIMS OR DISPUTES ARISING OUT OF ANY SUCH INTERPRETATION OR DETERMINATION OR ANY ASPECT THEREOF, IN EACH CASE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

8. Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such federal court, provided that suit for the recognition or enforcement of any judgment obtained in any such New York State or federal court may be brought in any other court of competent jurisdiction, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby in any such New York State court or in any such federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

9. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

10. Confidentiality.

This Commitment Letter and the Fee Letter are delivered to you on the understanding that neither this Commitment Letter, the Fee Letter nor any of their respective terms or substance, shall be disclosed, directly or indirectly, to any other person except (a) to you and Mariposa and your or their respective officers, directors, employees, members, partners, stockholders, attorneys, accountants, agents, advisors, co-investors, and affiliates, in each case, on a confidential and need-to-know basis, (b) to the Target and its officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders of each of the foregoing, on a confidential and need-to-know basis (provided that, until after the Closing Date, any disclosure of the Fee Letter or its contents to the Target or its officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders shall be redacted in respect of the amounts, percentages and basis points of compensation set forth therein, in each case, unless the Commitment Parties otherwise consent), (c) you may disclose and/or publicly file the Commitment Letter (which for the avoidance of doubt shall include the exhibits thereto) and their contents (but not the Fee Letter or the contents thereof, other than the existence thereof and the aggregate amount of the fees payable thereunder as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary) in connection with any public or regulatory filing requirement relating to the Transactions; provided, however, that you may disclose and/or publicly file the Fee Letter and the contents thereof if requested or required by the SEC in connection with any such public or regulatory filing; provided further, however, that you agree to use commercially reasonable efforts prior to such disclosure and/or filing of the Fee Letter to request that any such fees payable thereunder are accorded confidential treatment, (d) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process, or as requested by a governmental authority (in which case you agree, (x) to the extent permitted by applicable law, rule or regulation or such compulsory legal process, to use commercially reasonable efforts to inform us promptly thereof in advance of any such disclosure and (y) to use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment) and (e) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or Fee Letter. The restrictions on disclosure set forth in this paragraph (other than with respect to the Fee Letter and the contents thereof) shall expire and shall be of no further effect after the first anniversary of the date hereof.

We will treat as confidential all information provided to us by or on behalf of you, Mariposa or your or their respective affiliates and representative hereunder in connection with the Acquisition and the other Transactions and only use such information for the purposes of providing the services contemplated by this Commitment Letter and as consistent with the terms and conditions contained in that certain confidentiality agreement dated as of August 14, 2023 between Target and Sababa Holdings FREE, LLC and to which (x) SPC is subject pursuant to that certain joinder letter dated as of December 14, 2023 and (y) Fortress is subject pursuant to that certain acknowledgement re disclosure of confidential information, dated December 5, 2023, between Fortress Investment Group LLC and Sababa Holdings FREE, LLC; provided that nothing herein shall prevent us from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case we agree, to the extent permitted by applicable law or such compulsory legal process, to inform you promptly thereof prior to such disclosure), (b) upon the request or demand of any governmental, regulatory or self-regulatory authority having jurisdiction over us or any of our respective affiliates or upon the good faith determination by counsel that such information should be disclosed in light of ongoing oversight or review of us or our respective affiliates by any governmental or regulatory authority having jurisdiction over us or our respective affiliates (in which case we shall, except with respect to any audit or examination conducted by accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (c) to the extent that such information becomes publicly available other than by reason of disclosure by us (or any of our respective officers, directors, employees, legal counsel, auditors, professionals or agents) in violation of this or any other agreement to which we are a party, (d) to our respective affiliates and to our and their respective employees, legal counsel, independent auditors and other experts or agents on a “need-to-know” basis and who are informed of the confidential nature of such information and agree to keep information of this type confidential, (e) to assignees or participants or potential assignees or participants and actual and potential swap counterparties who, in each case, agree to be bound by the terms of this paragraph or substantially similar confidentiality provisions, (f) to the extent permitted by Section 7, (g) for purposes of establishing a “due diligence” defense, (h) to the extent that such information is received by us from a third party that is not known by us to be subject to confidentiality obligations to you or your affiliates, (i) to enforce our respective rights hereunder and/or under the Fee Letter, (j) to the extent that such information is independently developed by us or any of our respective affiliates without the use of confidential information and (k) to the extent you shall have consented to such disclosure in writing. Our obligations under this Section 10 shall automatically terminate on the earlier of (i) the Closing Date or (ii) one (1) year after the date hereof.

11. Surviving Provisions.

The provisions of this Section 11 and the reimbursement, indemnification, confidentiality, jurisdiction, governing law, service of process, venue, waiver of jury trial and fees provisions contained herein, the Fee Letter and the provisions of Section 7 of this Commitment Letter shall remain in full force and effect regardless of, as applicable, whether definitive financing documentation shall be executed and delivered in connection with the Incremental Term Loan Facility and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter, other than those relating to confidentiality as set forth in Section 10 above (which shall remain in full force and effect), shall, to the extent covered by the Incremental Facilities Documentation, automatically terminate and be superseded by the applicable provisions in the Incremental Facilities Documentation upon the Closing Date.

12. PATRIOT Act Notification.

We hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as amended, the “PATRIOT Act”) and the requirements of the beneficial ownership certification required by 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), each of the Commitment Parties is required to obtain, verify and record information that identifies the Borrower and each guarantor of the Incremental Term Loan Facility, which information includes the name, address, tax identification number and other information regarding the Borrower and each guarantor of the Incremental Term Loan Facility that will allow such Commitment Party to identify the Borrower and each guarantor of the Incremental Term Loan Facility in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective as to the Commitment Parties.

13. Acceptance and Termination.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts hereof and thereof not later than 11:59 p.m., New York City time, on February 12, 2024. The Commitment Parties’ commitments hereunder and agreements contained herein will expire at such time in the event that the Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that (x) the initial borrowings in respect of the Incremental Term Loan Facility do not occur on or before 11:59 p.m., New York City time, on the date that is on or prior to five business days after the Outside Date (as defined in the Acquisition Agreement as in effect on the date hereof and after giving effect to any extensions thereof up to November 12, 2024), (y) the transactions contemplated by the Acquisition Agreement are consummated without use of the Incremental Term Loan Facility or (z) the Acquisition Agreement has been validly terminated prior to the consummation of the transactions contemplated by the Acquisition Agreement, then this Commitment Letter and the commitments and undertakings of the Commitment Parties hereunder shall automatically terminate without further action or notice, unless the Commitment Parties shall, in their sole discretion, agree to an extension in writing. Notwithstanding anything in this paragraph to the contrary, the termination of any commitment pursuant to this paragraph does not prejudice our or your rights and remedies in respect of any breach of this Commitment Letter.

This Commitment Letter replaces and supersedes in its entirety that certain commitment letter, dated January 12, 2024 (the “Original Commitment Letter”), by and between you and SPC. The parties acknowledge and agree that the Original Commitment Letter is superseded hereby in its entirety by this Commitment Letter and is of no force and effect.

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We are pleased to have been given the opportunity to assist you in connection with the Incremental Term Loan Facility contemplated hereby.

Very truly yours,

SILVER POINT FINANCE, LLC

By	/s/ Stacey Hatch
Name: Stacey Hatch
Title: Authorized Signatory

[Signature Page to Project Domino Commitment Letter]

FORTRESS CREDIT CORP., on behalf of itself and/or as agent on behalf of one or more funds or accounts managed by affiliates of Fortress Credit Corp.

By:	/s/ Dustin Schiavi
Name: Dustin Schiavi
Title: Authorized Signatory

[Signature Page to Project Domino Commitment Letter]

Accepted and agreed to as of the date first above written:

Ozark Holdings LLC

By	/s Desiree DeStefano
Name: Desiree DeStefano
Title: Chief Financial Officer

[Signature Page to Project Domino Commitment Letter]

EXHIBIT A

Project Domino

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

The Borrower has entered into that certain Agreement and Plan of Merger, dated as of February 12, 2024 (together with all exhibits, schedules and other disclosure letters thereto, collectively, as modified, amended, supplemented, consented to or waived, the “Acquisition Agreement”), with Whole Earth Brands, Inc., a Delaware corporation (the “Target” and, together with its subsidiaries, the “Target Companies”). Pursuant to the Acquisition Agreement, a wholly owned subsidiary of the Borrower will merge with and into the Target (the “Merger”), with the Target surviving as a wholly owned subsidiary of the Borrower. As a result of the Merger, the Borrower will acquire all of the outstanding equity interests of the Target (the “Acquisition”), other than the shares of common stock of the Target currently owned by Sababa Holdings FREE LLC, (“Sababa Holdings FREE”) and Marpet Capital, LLC (“Marpet Capital”), affiliates of the Borrower, which shares will be contributed to the Borrower in a series of transactions, as described below.

In connection with the foregoing, it is intended that:

a) The Borrower will obtain a senior secured first lien term loan facility (the “Incremental Term Loan Facility”) described in Exhibit B to the Commitment Letter in an aggregate principal amount of $375.0 million, which will be provided under the Credit Agreement.

b) Each of Sababa Holdings FREE and Marpet Capital will contribute the shares of common stock of the Target currently held by it to Sababa Partners II LLC (“SP II”). SP II will form Sweet Oak Holdings LP, a Delaware limited partnership (“Newco”), and will contribute to Newco (i) the shares of common stock of the Target received by SP II from Sababa Holdings FREE and Marpet Capital and (ii) all of the equity interests in Holdings currently held by SP II.

c) Rhône Capital VI L.P. will, directly or indirectly through its affiliates or affiliated funds, make a cash equity contribution to Newco, which in turn will (i) make a cash equity contribution to Holdings (with all contributions to Holdings to be in the form of common equity; provided that any such contributions in a form other than common equity shall be reasonably satisfactory to the Commitment Parties) in an aggregate amount equal to $300.0 million (or such lesser amount (but not less than $275.0 million), so long as (x) cash on hand of the Borrower as of the Closing Date (after giving effect to the Transactions) is not less than $35.0 million, (y) the Consolidated Leverage Ratio (as defined in the Credit Agreement) shall not exceed 4.10:1.00 as determined on a Pro Forma Basis after giving effect to the Transactions and (z) Consolidated EBITDA (as defined in the Credit Agreement) shall be equal to or greater than $167.0 million as determined on a Pro Forma Basis as of the Closing Date after giving effect to the Transactions (it being agreed that for purposes of calculating Consolidated EBITDA, the aggregate amount of synergies and other adjustments pursuant to clause (vi) of the definition thereof shall not exceed $21.5 million in the aggregate, with the requirements of this parenthetical being referred to herein as the “Minimum Equity Reduction Conditions”)) (the “Minimum Equity Contribution”) and (ii) contribute to Holdings the shares of common stock of the Target received by Newco from SP II.

d) Holdings will (i) make a cash equity contribution to the Borrower in an aggregate amount equal to at least the Minimum Equity Contribution and (ii) contribute to the Borrower the shares of common stock of the Target received by Holdings from Newco; provided that, on the Closing Date, after giving effect to the transactions contemplated hereby, SP II shall, directly or indirectly, beneficially own at least a majority of the outstanding voting interests of Holdings.

e) Immediately after giving effect to the Acquisition, the principal, accrued and unpaid interest, fees, premium, if any, and other amounts (other than contingent obligations not then due and payable and that by their terms survive the termination of the Existing Company Credit Agreement (as defined below)] under that certain Amended and Restated Loan Agreement, dated as of February 5, 2021 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Company Credit Agreement”), by and among the Target, the guarantors party thereto, the financial institutions party thereto and Toronto Dominion (Texas) LLC as administrative agent, will be repaid in full in connection with the other Transactions and all commitments to extend credit under the Existing Company Credit Agreement will be terminated and any security interests and guarantees in connection therewith shall be terminated and/or released (the foregoing transactions, the “Refinancing”).

The Proceeds of the Incremental Term Loan Facility and cash on hand at the Borrower and its subsidiaries on the Closing Date will be applied to pay (i) the cash portion of the consideration payable to the Target’s shareholders pursuant to the Acquisition Agreement, (ii) the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) and (iii) for the Refinancing.

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

A-2

EXHIBIT C

Project Domino

Summary of Conditions Precedent

Subject in all respect to the Certain Funds Provisions, the availability of the Incremental Term Loan Facility shall be subject solely to the satisfaction or waiver by the Commitment Parties of the following conditions precedent. Capitalized terms used but not defined in this Exhibit C shall have the respective meanings set forth in the Commitment Letter to which this Exhibit C is attached, including any other exhibits or attachments thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

1. With respect to the Incremental Term Loan Facility, the execution and delivery by Holdings, the Borrower and the Guarantors of the Incremental Facilities Documentation consistent with the Commitment Letter and the Term Sheet shall have occurred.

2. The Acquisition shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing under the Incremental Term Loan Facility, in all material respects in accordance with the terms of the Acquisition Agreement. No provision of the Acquisition Agreement shall have been amended or waived, nor shall any consent have been given, by the Borrower or any of its affiliates in a manner materially adverse to the Initial Incremental Lenders (in their capacity as such) without the consent of the Commitment Parties (such consent not to be unreasonably withheld, delayed or conditioned); provided, further, that (a) any reduction in the purchase price (or amendment to the Acquisition Agreement related thereto) in connection with the Acquisition shall not be deemed to be materially adverse to the interests of the Initial Incremental Lenders and the Commitment Parties to the extent it is applied (x) first, to reduce the Equity Contribution to be an amount no less than the Minimum Equity Contribution and (y) thereafter, to reduce the Equity Contribution and the amount of the commitments in respect of the Incremental Term Loan Facility, on a pro rata basis, (b) any increase in the purchase price shall not be deemed to be materially adverse to the interests of the Initial Incremental Lenders and the Commitment Parties if such increase is funded with an increase in the Equity Contribution and (c) any change to the definition of “Material Adverse Effect” (as defined in the Acquisition Agreement as in effect on the date hereof) shall be deemed materially adverse to the Initial Incremental Lenders and the Commitment Parties and shall require the consent of the Lead Arrangers (not to be unreasonably withheld, delayed, denied or conditioned).

3. The Equity Contribution shall have been consummated, or on the Closing Date substantially concurrently with the initial borrowing under the Incremental Term Loan Facility, shall be consummated, in an amount not less than the Minimum Equity Contribution (as such amount may be modified pursuant to condition paragraph 2 above). If the Minimum Equity Contribution shall be less than $300.0 million (but, for the avoidance of doubt, not less than $275.0 million), the Borrower shall deliver an officer’s certificate with calculations in reasonable detail demonstrating that the Minimum Equity Reduction Conditions are satisfied.

4. The Initial Incremental Lenders shall have received copies of: (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target Companies (i) for the fiscal years ending December 31, 2021 and December 31, 2022 and (ii) for the most recently completed fiscal year (but only to the extent the Closing Date is more than 90 days after such fiscal year end) and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target Companies (i) for fiscal quarter ended September 30, 2023 and (ii) for each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year but only to the extent the Closing Date is more than 45 days after such fiscal quarter end). The Initial Incremental Lenders hereby acknowledge that (x) they have received the financial statements described in clauses (a)(i) and (b)(i) above and (y) the obligation to deliver the foregoing shall only apply to publicly available information.

5. The Borrower shall provide the Commitment Parties with a customary pro forma unaudited consolidated balance sheet and related pro forma unaudited consolidated statement of operations of the Borrower and its restricted subsidiaries as of and for periods necessary to create a consolidated pro forma statement of operations for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days in case such four-fiscal quarter period is the end of the Borrower’s fiscal year) prior to the Closing Date, prepared in good faith after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of operations).

6. The Administrative Agent and the Commitment Parties shall have received the following (the “Closing Deliverables”): (a) customary legal opinions of counsel to the Borrower and the Guarantors and the Target and the Target Companies that become Guarantors on the Closing Date (limited, in the case of local counsel, to local counsel to the Target and Target Companies that become Guarantors on the Closing Date, as applicable), (b) customary evidence of authority, (c) a customary secretary’s certificate, (d) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Borrower and the Target and the Target Companies that become Guarantors on the Closing Date, (e) a solvency certificate (substantially in the form of Exhibit F attached to the Credit Agreement), (f) a customary borrowing notice at least three (3) business days prior to the Closing Date and (g) a customary reaffirmation agreement executed by the Borrower and the existing Guarantors.

7. To the extent required by the Incremental Facilities Documentation and subject to the Certain Funds Provision, all documents and instruments required to create the guarantees to be granted by the Target and the Target Companies, and to create and perfect the Administrative Agent’s security interests in the Collateral to be granted by the Target and the Target Companies shall have been executed and delivered and, if applicable, be in proper form for filing; provided that any such documents and instruments with respect to any such Target Companies that are Foreign Subsidiaries may be delivered on or prior to the date that is thirty (30) business days after the Closing Date (or such later date as may be agreed by the Commitment Parties).

8. The Commitment Parties shall have received at least two (2) business days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and applicable anti-money laundering rules and regulations (including the PATRIOT Act) that has been reasonably requested by the Commitment Parties in writing at least ten (10) business days prior to the Closing Date. At least two (2) business days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, then the Borrower shall have delivered to the Administrative Agent and the Commitment Parties a certification in relation to the Borrower regarding individual beneficial ownership solely to the extent required by the Beneficial Ownership Regulation.

9. All fees and expenses (in the case of expenses, to the extent invoiced at least three (3) business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower)), required to be paid to the Commitment Parties on the Closing Date, shall have been paid, or shall be paid substantially concurrently with, the initial borrowing under the Incremental Term Loan Facility.

C-2

10. The Specified Representations shall be true and correct in all material respects on the Closing Date (without duplication of materiality qualifiers) (unless such Specified Representations relate to an earlier date, in which case, such Specified Representations shall have been true and correct in all material respects as of such earlier date (without duplication of materiality qualifiers)).

11. The Specified Acquisition Agreement Representations shall be true and correct in all material respects on the Closing Date (without duplication of materiality qualifiers), but only to the extent that the Borrower (or any of its affiliates) has the right (taking into account any applicable cure provisions) to terminate its (or such affiliates’) obligations under the Acquisition Agreement, or to decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such Specified Acquisition Agreement Representations.

12. There shall not have occurred since the date of the Acquisition Agreement any Company Material Adverse Effect (as defined in the Acquisition Agreement).

13. No Default or Event of Default under the Credit Agreement shall have occurred and is continuing.

14. The Refinancing shall have been consummated substantially concurrently with the initial borrowing under the Incremental Term Loan Facility.

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